EXHIBIT 99.1

Network Engines Completes Acquisition of TidalWire

CANTON, Mass., Dec. 30 /PRNewswire-FirstCall/ — Network Engines, Inc. (Nasdaq: NENG), a leading provider of enterprise server appliances and integration services, today announced that it has successfully completed the acquisition of TidalWire Inc., a privately held company dedicated to the distribution and support of storage networking products. The transaction, valued at approximately $18 million, creates a combined company dedicated to the development, manufacturing, and distribution of server appliances and complementary products for storage, security and network management applications.

“This acquisition is an important strategic fit, bringing TidalWire’s logistics and distribution channels together with Network Engines’ engineering and manufacturing capabilities,” said John Curtis, president and CEO of Network Engines. “Together we are able to offer products and services that we believe software companies will find extremely critical as they seek to gain a competitive advantage. By collapsing several layers of the supply chain, we now provide one-stop shopping for the development and distribution of appliances. The acquisition also enables us to become a strategic partner with many of TidalWire’s customers by offering them exciting new products.”

The acquisition is expected to be accretive immediately. For its fiscal year ended March 31, 2002, TidalWire had revenues of $25.2 million and operating income of approximately $850 thousand. As a result of the combined operations, Network Engines expects to achieve profitability in its quarter ending June 30, 2003.

Curtis said, “The addition of the TidalWire distribution capabilities gives us the ability to distribute appliances for our independent software vendors (ISVs) and will allow us to obtain an increased shared of the revenue from appliance sales. We expect to increase our top line sales and achieve profitability in our quarter ending June 30, 2003 by combining TidalWire’s positive financials with the improving operations from the Network Engines appliance business.”

Jeff Brandes, president and CEO of TidalWire will assume the role of Vice President and General Manager, Distribution Operations in the merged company. He said, “By leveraging TidalWire’s logistics and CRM infrastructure, the competencies of our employees, and the relationships that we’ve developed with our customers, we will add a whole new level of services to Network Engines. TidalWire’s success as a distributor of storage networking products means that we can now provide distribution services to Network Engines appliance partners.”

The combined company will have about 90 employees. TidalWire was founded in 1995 and is currently located in Westborough, Massachusetts. The company plans to move their operations to the Network Engines facilities in Canton, Massachusetts early in 2003.

About Network Engines

Network Engines (Nasdaq: NENG) specializes in the development, manufacturing, and distribution of server appliances and complementary products for storage, security and network management applications. By offering a combination of application integration services, value-added utilities, a suite of hardware reference platforms, and worldwide fulfillment and distribution services, Network Engines enables its partners to achieve rapid time-to-market while minimizing their customer support costs. Headquartered in Canton, Massachusetts, Network Engines was founded in 1997. For additional information on the Company’s products and services visit www.networkengines.com or phone 781-332-1000.

Safe Harbor for Forward-Looking Statements

Statements in this press release regarding Network Engines’ future financial performance including statements regarding the expected benefits and synergies of the acquisition of TidalWire Inc., the timing of accretion and profitability, and any other statements about Network Engines’ management’s future expectations, beliefs, goals, plans or prospects constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. The Company’s actual results could differ materially from those stated or implied in forward-looking statements due to a number of factors, including those factors contained in the Company’s Annual Report on Form 10-K filed on December 20, 2002 under the section “Factors That May Affect Future Operating Results” as well as those factors contained in the Company’s Joint Proxy Statement/Information Statement filed on December 6, 2002 under the section “Risk Factors” as well as other documents that may be filed by the Company from time to time with the Securities and Exchange Commission. Forward-looking statements include statements regarding the Company’s expectations, beliefs, intentions or strategies regarding the future and can be identified by forward-looking words such as “anticipate”, “believe”, “could”, “estimate”, “expect”, “intend”, “may”, “should”, “will”, and “would” or similar words. The Company assumes no obligations to update the information included in this press release.

Network Engines, the Network Engines logo, ApplianceEngine 1000, ApplianceEngine 3000, ApplianceEngine 5000, and Appliance Alliance are trademarks of Network Engines, Inc. All other trademarks are the property of their respective holders.

SOURCE Network Engines, Inc.

CONTACT: John Murzycki, Corporate Communications Manager of Network Engines, +1-781-332-1914, or john.murzycki@networkengines.com

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